                              AMENDMENT No. 5
                                    to the
           AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
                                      OF
                          ROCHESTER FUND MUNICIPALS

This amendment to the Amended and Restated  Agreement and Declaration of Trust
of  Rochester  Fund  Municipals  (the  "Restated  Declaration  of  Trust")  is
executed this 3rd day of October, 2005.

      WHEREAS,  the  Trustees  established   Rochester  Fund  Municipals  (the
"Trust"),  organized under the laws of the Commonwealth of Massachusetts,  for the  investment  and  reinvestment  of  funds  contributed  thereto,  under an
Agreement and  Declaration  of Trust dated February 15, 1991 as filed with the
Commonwealth of Massachusetts on March 21, 1991;

      WHEREAS,  the Restated  Declaration  of Trust dated January 26, 1995 was filed by the Trust with the  Commonwealth of Massachusetts on February 8, 1995 and  subsequently  amended on November 1, 1995,  June 17, 1997,  June 10, 1998 and June 10, 2002;

      WHEREAS,  Section 7.3 of the Restated Declaration of Trust requires that amendments  thereto be by an instrument in writing signed by an officer of the
Trust  pursuant  to a  majority  vote  of the  Trustees  and  filed  with  the
Commonwealth of Massachusetts; and

      WHEREAS,   the  Trustees  now  desire  to  further  amend  the  Restated
Declaration  of Trust,  as amended,  and such amendment and filing thereof has been approved by a majority of the Trustees.

NOW, THEREFORE,
1.    Section 5.3 shall be amended as follows:
      Section  5.3  Record  Dates.   For  the  purpose  of   determining   the
      Shareholders  who are  entitled  to vote  or act at any  meeting  or any adjournment  thereof, or who are entitled to participate in any dividend or  distribution,  or for the purpose of any other action,  the Trustees may from time to time  close the  transfer  books for such  period,  not exceeding 30 days (except at or in connection  with the  termination  of the  Trust),  as the  Trustees  may  determine;  or without  closing the transfer  books the  Trustees  may fix a date and time not more than 120 days prior to the date of any meeting of  Shareholders  or other  action as the date and time of record  for the  determination  of  Shareholders entitled to vote at such meeting or any adjournment thereof,  whether or not the date to which a meeting is  adjourned is a date in excess of 120 days of the Record Date, or to be treated as  Shareholders of record for
      purposes  of  such  other  action,   and  any   Shareholder  who  was  a
      Shareholder  at the date and time so fixed  shall be entitled to vote at such  meeting  or  any  adjournment  thereof  or  to  be  treated  as  a
      Shareholder of record for purposes of such other action,  even though he has since that date and time disposed of his Shares,  and no Shareholder becoming  such after that date and time shall be so  entitled to vote as such  meeting  or  any  adjournment  thereof  or  to  be  treated  as  a
      Shareholder of record for purposes of such other action.

2.    All other terms and  conditions  of the  Restated  Declaration  of Trust shall remain the same.

IN WITNESS  WHEREOF,  the undersigned has caused this Amendment to be executed on the day and year set forth above.

                                             Rochester Fund Municipals

                                             /s/ Phillip S. Gillespie

                                             Phillip S. Gillespie,
                                             Assistant Secretary